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                               Land O'Lakes, Inc.
                                  News Release


     For more information contact:
                  Lydia Botham      651-481-2123
                  Dave Karpinski    651-481-2360

                    LAND O'LAKES TO CLOSE GREENWOOD FACILITY


February 1, 2006 (Arden Hills, Minn.)...Land O'Lakes today announced plans to close its Greenwood, Wisconsin cheese manufacturing facility.

"The decision to close the manufacturing operations came after considerable study of market trends and plant capabilities." said Land O'Lakes Executive Vice President and Chief Operating Officer for Dairy Foods Industrial Alan Pierson.

"There is declining milk production in the upper Midwest," Pierson said. "Given these market conditions, it is not feasible to competitively operate our Greenwood facility. A facility review indicated other Land O'Lakes plants were the appropriate choice for continued production, based on available space, production capacity and manufacturing flexibility. Closing Greenwood was a difficult decision, but a necessary one."

The Greenwood facility closing will affect approximately 30 employees. Pierson said Land O'Lakes would work with employees on outplacement services as well as other benefits.

Company officials indicated the plant would be offered for sale.

ABOUT LAND O'LAKES

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.